UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

———————

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Lightwave Logic, Inc.
(Exact name of registrant as specified in its charter)

Nevada	82-049-7368
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

369 Inverness Parkway, Suite 350 Englewood, Colorado	80112
(Address of principal executive offices)	(Zip Code)

Lightwave Logic, Inc. 2025 Equity Incentive Plan
(Full title of the plan)

James S. Marcelli Chief Financial Officer 369 Inverness Parkway, Suite 350 Englewood, Colorado 80112 Telephone: (720) 340-4949	Copy to: Clayton E. Parker, Esq. K&L Gates LLP 200 S. Biscayne Blvd., Suite 3900 Miami, FL 33131
(Name, address and telephone number of agent for service)	Telephone: (305) 539-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been previously filed by the Company with the Commission and are hereby incorporated by reference into this registration statement and shall be deemed a part hereof:

(1)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 18, 2025, as amended by that Form 10-K/A filed with the Commission on March 28, 2025;

(2)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the Commission on May 13, 2025;

(3)	The Company’s Current Reports on Form 8-K filed with the Commission on January 2, 2025 and May 19, 2025 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement); and

(4)	The description of the Common Stock contained in the registration statement on Form 8-A filed on August 27, 2021, under Section 12(b) of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating that description.

In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

For purposes of this Registration Statement, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable, see Item 3(4) above.

Item 5. Interests of Named Experts and Counsel.

The validity of our securities registered hereby has been passed upon by David M. Bovi, Esq., of David M. Bovi, P.A. As of June 20, 2025, David Bovi beneficially owned shares of our Common Stock, the aggregate value of which exceeds $50,000.

Item 6. Indemnification of Directors and Officers.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation.

Nevada Revised Statutes 78.751 and 78.7502 have provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, the Nevada Revised Statues provide that he must be indemnified by the Company against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Section 78.7502 of the Nevada Revised Statues also provides that any discretionary indemnification, unless ordered by a court or advanced by the Company, may be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.

The Company’s articles of incorporation state that no director or officer shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer. Notwithstanding the foregoing sentence, a director or officer shall be liable to the extent provided by applicable law (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) for the payment of dividends in violation of Nevada Revised Statutes Section 78.300.

The Company’s bylaws state that Company shall, to the fullest extent permitted by Nevada law, indemnify any person who is or was a director or officer of the Company or is or was a director or officer of the Company serving at the Company’s request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity (each such person, an “Indemnitee”) against Expenses (as defined below), including without limitation attorneys’ fees, costs, expenses, judgments, fines, and amounts paid in settlement (collectively, “Expenses”), actually and reasonably incurred by the Indemnitee in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, whether or not an action, suit or proceeding by or in the right of the Company, to which the Indemnitee is, was, or is threatened to be made a party by reason of being an Indemnitee

Section 2 of Article VI of the Company’s bylaws state that Expenses of Indemnitees must be paid or reimbursed by the Company or through insurance purchased and maintained by the Company or through other financial arrangements made by the Company, as they are incurred and in advance of the final disposition of the action, suit, proceeding or claim described in Section 1 of this Article VI, to the fullest extent permitted by Nevada law. Section 3 states that the Company may, by action of its Board of Directors and to the extent provided in such action, indemnify employees and other persons as though they were Indemnitees.

Section 4 of Article VI states that the Company may purchase and maintain insurance or make other financial arrangements on behalf of any Indemnitee for any liability asserted against him or her and liability and expenses incurred by him or her in his or her capacity as a director, officer, employee, member, managing member or agent, or arising out of his or her status as such, whether or not the Company has the authority to indemnify him or her against such liability and expenses. Section 5 further states that the rights of indemnification set out in Article VI shall be in addition to and not exclusive of any other rights to which any Indemnitee may be entitled under the articles of incorporation, bylaws, any other agreement with the Company, any action taken by the stockholders or disinterested directors of the Company, or otherwise. Further, the termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of this Company, or, with respect to any criminal proceeding, that the person had reasonable cause to believe that the conduct was unlawful.

Section 10 of Article VI states that if the bylaws or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, the Company shall indemnify each director, officer or other agent to the fullest extent permitted by any applicable portion of such bylaws that shall not have been invalidated, or by any other applicable law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Description
4.1	2025 Equity Incentive Plan (incorporated by reference to Appendix A to the Company’s Proxy Statement pursuant to Section 14(a) of the Exchange Act filed with the SEC on March 28, 2025)

5.1	Opinion of David M. Bovi, P.A.*

23.1	Consent of David M. Bovi, P.A. (Included in Exhibit 5.1)*

23.2	Consent of Stephano Slack LLC, independent registered public accounting firm*

107	Filing Fee Exhibit*

*	Filed herewith

Item 9. Undertakings

(a)              The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on June 20, 2025.

LIGHTWAVE LOGIC, INC.

By:	/s/ Yves LeMaitre
Yves LeMaitre
Chief Executive Officer,
Principal Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Yves LeMaitre	Chief Executive Officer and Director (principal executive officer)	June 20, 2025
Yves LeMaitre

/s/ James S. Marcelli	Chief Financial Officer, Chief Operating Officer, Secretary and Director (principal financial and accounting officer)	June 20, 2025
James S. Marcelli

/s/ Ronald A. Bucchi	Chairman of the Board of Directors	June 20, 2025
Ronald A. Bucchi

/s/ Siraj Nour El-Ahmadi	Director	June 20, 2025
Siraj Nour El-Ahmadi

/s/ Laila Partridge	Director	June 20, 2025
Laila Partridge

/s/ Craig Ciesla	Director	June 20, 2025
Craig Ciesla

/s/ Thomas M. Connelly, Jr.	Director	June 20, 2025
Thomas M. Connely, Jr.